UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 16, 2025

NEXMETALS MINING CORP.

(Exact name of registrant as specified in its charter)

Ontario, Canada

(State or other jurisdiction of incorporation)

000-14740	N/A
(Commission File Number)	(IRS Employer Identification No.)

Suite 3400, One First Canadian Place P.O. Box 130 Toronto, Ontario, Canada	M5X 1A4
(Address of principal executive offices)	(Zip Code)

(604) 770-4334

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Offices; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 16, 2025, NexMetals Mining Corp. (the “Company”) announced the resignation of Peter Rawlins as Senior Vice President and Chief Financial Officer, effective immediately.

Effective the same day, the Company appointed Brett MacKay as Senior Vice President and Chief Financial Officer. Mr. MacKay previously served as Vice President, Finance of the Company since October 2024.

Mr. MacKay, age 39, has over 17 years of experience in the resource sector. Prior to joining the Company, he held progressively senior financial roles in reporting and business planning at Lundin Mining Corporation, where he supported the organization through a period of substantial growth, including several strategic acquisitions. Prior to joining Lundin Mining in 2013, Mr. MacKay held roles at EY serving mining sector clients in both assurance and tax practices. Mr. MacKay holds a Bachelor of Commerce (Honours) degree with Distinction from McMaster University and is a Chartered Professional Accountant (CPA, CA) in Ontario.

In connection with his appointment, the Company entered into an employment agreement with Mr. MacKay (the “MacKay Employment Agreement”). The MacKay Employment Agreement provides that Mr. MacKay is entitled to receive an annual base salary of CDN $300,000.00 (the “Base Salary”). The MacKay Employment Agreement provides that Mr. MacKay is eligible for an annual cash incentive award (the “Performance Bonus”) determined based upon on objective targets, to earn a target annual bonus in the range of 50% of the Base Salary of the Executive for the year in question. The Performance Bonus shall be payable in cash or restricted stock units (“RSUs”) at the discretion of the Board to be issued by the Company consistent with the Company’s omnibus plan (the “Omnibus Plan”), with the RSUs being fully vested one year from the date of grant. In addition, Mr. MacKay is eligible to receive an annual long-term incentive award, based on objective targets, to earn a target annual bonus in the range of 90% of the Base Salary for the year in question. The long-term incentive compensation shall be payable in cash or RSUs at the discretion of the Board to be issued by the Company consistent with the Omnibus Plan, with the RSUs being fully vested one year from the date of grant.

Mr. MacKay is also entitled to a one-time equity incentive award of 400,000 RSUs in connection with his appointment. These RSUs have not yet been granted but, once issued, will be granted under the omnibus plan and will vest in full one year from the date of grant.

The foregoing description of the MacKay Employment Agreement is a summary only and is qualified in its entirety by reference to the agreement itself, which will be filed as an exhibit to the Company’s Form 10-Q for the quarter ending June 30, 2025.

There are no arrangements or understandings between Mr. MacKay and any other person pursuant to which he was appointed as an officer of the Company. There are no family relationships between Mr. MacKay and any director or executive officer of the Company, and there are no transactions in which Mr. MacKay has an interest requiring disclosure under Item 404(a) of Regulation S-K.

The Company’s press release announcing the foregoing items is furnished herewith as Exhibit 99.1.

Item 7.01 Regulation FD Disclosure.

On June 16, 2025, the Company issued a press release announcing the matters disclosed in this Current Report on Form 8-K, which is attached as Exhibit 99.1 hereto.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated June 16, 2025*

104	Cover Page Interactive Data File (embedded within Inline XBRL document).

*Furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXMETALS MINING CORP. (Registrant)

By:	/s/ Morgan Lekstrom
Morgan Lekstrom
Chief Executive Officer

Date: June 23, 2025